Exhibit 99.1
From:	Hifn, Inc.
	750 University Avenue	(HIFN LOGO)
Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Reports Fourth Quarter and Fiscal Year 2005 Financial Results

        LOS GATOS, Calif., October 26, 2005 – Hifn™ (NASDAQ: HIFN) today reported financial results for the fourth quarter and twelve months ended September 30, 2005.

        Revenues for the fourth quarter of fiscal 2005 were $8.8 million, a decrease of 27 percent from the $12.0 million in revenues reported in the previous quarter and a decrease of 34 percent from the $13.3 million in revenues reported in the fourth quarter of fiscal 2004. Revenues for the twelve months ended September 30, 2005 were $46.4 million, an increase of 10 percent from the $42.1 million reported for the twelve months ended September 30, 2004.

        Net loss for the fourth quarter ended September 30, 2005 was $2.9 million, or a loss of $0.21 per share, as compared to net income of $281,000, or income of $0.02 per share, basic and diluted, for the fourth quarter ended September 30, 2004. Net loss for the twelve months ended September 30, 2005 was $5.2 million, or a loss of $0.38 per share, as compared to net loss of $10.9 million, or a loss of $0.84 per share, for the twelve months ended September 30, 2004.

        “Revenue for the quarter at $8.8 million was significantly less than our expectations, primarily due to continued softness in orders from customers as businesses in the telecommunications industries continue to work through inventories and end user demand issues,” said Chris Kenber, Hifn’s Chairman and CEO. “Our fiscal 2006 outlook is for a modest recovery as we see new products come on stream both in traditional and new Hifn markets like iSCSI storage security and virtual tape libraries,” said Kenber.

        “We continue to believe that our strategy is sound and will lead to more robust growth in the future as we move back to profitability and cash generation. Therefore we are not planning any major change in direction,” Kenber continued.

        Hifn management will hold a conference call to discuss these results today, October 26, 2005 at 1:30 p.m. Pacific Daylight Time (PDT). Those wishing to join should dial 800-509-8613 (domestic U.S.) or 706-679-4544 (international) at approximately 1:15 p.m. Playback of the conference call will be available from 5 p.m. (PDT) on Wednesday, October 26, 2005 through 5 p.m. (PDT) on Saturday, October 29, 2005 and may be accessed by calling 800-642-1687, pass code 9986060. This press release and information regarding the conference call may be accessed through the Investor Relations page in Hifn’s corporate website at http://www.hifn.com.

Hifn Fourth Quarter &
Fiscal Year 2005 Earnings Release	Page 2

About Hifn

        Hifn, Inc. of Los Gatos, California makes integrated circuits and software for network infrastructure developers. Hifn combines network processing, security, compression, content search and flow classification technology into solutions for complex packet management. Many of the major network equipment manufacturers use Hifn’s patented technology to improve packet processing. More information on the company is available from the company’s SEC filings. Additional product information can be obtained from the Hifn website at http://www.hifn.com. Hifn is traded on the NASDAQ National Market under the symbol HIFN.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding our future performance including, without limitation, statements related to the softness in orders from customers and business in the telecommunications industries working through inventories and end user demand issues, our fiscal 2006 outlook for a modest recovery, the success of our new products in traditional and new markets, our strategy being sound and leading to more robust growth, profitability and cash generation in the future as well as our plan to not undertake any major change in direction are all forward-looking statements within the meaning of the Safe Harbor subject to the risks set forth below and actual results could vary. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers, customer demand and customer ordering patterns; orders from Hifn’s customers may be below the company’s current expectations; and the perceived recovery from the slowdown in the networking market may be less than anticipated or short-lived, including the rate of growth in our security processor business and iSCSI security markets. Additional risks include: risks associated with the success of Hifn’s ongoing technology development efforts; Hifn’s ability to successfully integrate new technology into products in a cost-effective manner; Hifn’s ability to effect its current strategy and to effectively control expenses; the timing of Hifn’s new product introductions; intense competition in the network and storage equipment industries; the benefits expected from business partnerships we enter into may not achieve anticipated benefits due to market factors or other factors outside our control and the significant uncertainty of market acceptance of Hifn’s new products. These and other risks are detailed from time to time in Hifn’s SEC reports including reports on Forms 10-K, 10-Q and 8-K. Hifn expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

Hifn Fourth Quarter &
Fiscal Year 2005 Earnings Release	Page 3

HIFN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004
Net revenues	$8,760	$13,309	$46,394	$42,142

Costs and operating expenses:
Cost of revenues	2,677	4,031	14,798	11,957
Research and development	5,648	5,436	21,721	22,418
Sales and marketing	1,502	1,797	7,515	7,324
General and administrative	1,362	1,173	5,332	4,492
Amortization of intangibles	812	768	3,296	3,062
In-process research and development	-	-	-	4,230

Total costs and operating expenses	12,001	13,205	52,662	53,483

Income (loss) from operations	(3,241)	104	(6,268)	(11,341)
Interest and other income, net	341	177	1,142	473

Income (loss) before income taxes	(2,900)	281	(5,126)	(10,868)
Provision for income taxes	15	-	90	-

Net income (loss)	$(2,915)	$281	$(5,216)	$(10,868)

Net income (loss) per share:
basic	$(0.21)	$0.02	$(0.38)	$(0.84)

diluted	$(0.21)	$0.02	$(0.38)	$(0.84)

Weighted average shares outstanding:
basic	13,602	13,854	13,887	12,993

diluted	13,602	14,342	13,887	12,993

Hifn Fourth Quarter &
Fiscal Year 2005 Earnings Release	Page 4

HIFN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,
	2005	2004
ASSETS
Current assets:
Cash & short-term investments	$44,440	$50,032
Accounts receivable, net	5,071	5,653
Inventories	2,136	2,051
Prepaid expenses and other current assets	803	988

	52,450	58,724
Property and equipment, net	1,846	1,737
Intangibles and other assets, net	12,155	15,781

	$66,451	$76,242

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,743	$4,323
Accrued expenses and other liabilities	7,952	7,690

	9,695	12,013

Stockholders' equity:
Common stock	14	14
Paid in capital	163,484	161,500
Accumulated other comprehensive loss	(38)	(50)
Accumulated deficit	(102,451)	(97,235)
Treasury stock, at cost	(4,253)	-

	56,756	64,229

	$66,451	$76,242